Exhibit 10.1

AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 to Loan Agreement (the “Amendment No. 3”) is made and entered into effective as of July 25, 2007, and amends that certain Loan Agreement (as amended, modified, restated or replaced, from time to time, the “Loan Agreement”) dated March 10, 2005, by and between Staktek Holdings, Inc., a Delaware corporation (“Borrower”), and Guaranty Bank (“Bank”).

Recitals:

The Borrower and the Bank entered into the Loan Agreement for the purpose of setting forth the terms and conditions pursuant to which the Bank granted to the Borrower a revolving line of credit up to the amount of $20,000,000.00. The Borrower has now requested the Bank to extend the maturity date of the revolving line of credit and to modify certain covenants. The Bank has agreed to do so on the terms and conditions and in reliance on the representations and warranties contained in this Amendment No. 3. The parties now wish to amend the Loan Agreement for the purpose of evidencing the agreement of the parties with respect to the matters set forth herein.

Agreements:

In consideration of the mutual covenants contained in this Amendment No. 3 and the Loan Agreement and for other good and valuable consideration, the Borrower and the Bank agree as follows:

Defined Terms:

1. Defined Terms. Unless otherwise specifically defined herein, the terms used in this Amendment No. 3 have the same meanings given such terms in the Loan Agreement. In addition, the Loan Agreement is hereby amended by adding, amending or restating the following defined terms:

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its present or future Subsidiaries of any other Person, whether or not such Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP, or (ii) any acquisition by the Borrower or any of its present or future Subsidiaries of all or any substantial part of the assets of any other Person.

“Maturity Date” shall mean June 23, 2008.

“Minimum Amount” means, at any time, an amount equal to or greater than Fifty Million and 00/100 Dollars ($50,000,000.00).

“Net Settlement Value” means, at any time, the market value of all Unencumbered Liquid Assets, less the usual and customary fees and commissions chargeable upon a sale or other liquidation thereof.

“Unencumbered Liquid Assets” means assets of the following description and (i) which are owned by Borrower, (ii) which are not the subject of any lien, mortgage, encumbrance, security interest, pledge, conditional sale, set-off right, title retention agreement, or any other arrangement with any creditor (other than Bank) to have its claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of Borrower, (iii) which are not the subject of any prohibition (contractual, legal or other prohibition) on the pledge, sale, transfer or other disposition thereof, other than any such prohibition agreed upon by Bank, and (iv) which may be converted to cash by sale or other means within seven (7) days:

A) Cash;

B) Demand deposits or interest-bearing time and Eurodollar deposits, certificates of deposit or similar banking arrangements with banks;

C) Direct obligations of the United States of America in the form of obligations of the United States Treasury or of any other governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America, which have maturities of ten (10) years or less;

D) Commercial paper rated P-1 (or higher) by Moody’s Investors Services, Inc. or A-1 (or higher) by Standard & Poor’s Corporation;

E) Bonds and other fixed income instruments (including tax-exempt bonds) from companies or public entities rated investment grade, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments; and

F) Mutual funds or money market funds that invest substantially all of their assets in instruments described above in (A), (B), (C), (D) or (E) above.

2. EBITDA. Section 7.2 of the Loan Agreement is hereby deleted.

3. Senior Debt to EBITDA. Section 7.3 of the Loan Agreement is hereby deleted.

4. Minimum Unencumbered Liquidity. A new Section 7.4 is hereby added to the Loan Agreement to hereafter read as follows:

7.4 Minimum Unencumbered Liquidity. Borrower shall own at all times Unencumbered Liquid Assets having an aggregate Net Settlement Value of not less than the Minimum Amount

5. Acquisitions. A new Section 6.7 is hereby added to the Loan Agreement to hereafter read as follows:

6.7 Acquisitions. Borrower will not enter into any transaction which constitutes or contemplates an Acquisition, other than Acquisitions the consideration of Borrower for which is no greater than Thirty Million and 00/100 Dollars ($30,000,000.00) in the aggregate.

6. Compliance Certificates. Section 8.3 is hereby amended to hereafter read as follows:

8.3 Compliance Certificates. While any Advances remain outstanding, a certificate in the form of Exhibit C attached, signed by the President and/or Chief Financial Officer of Borrower, (i) within thirty (30) days after the end of each calendar month (including the last calendar month), and (ii) within ninety (90) days after the end of each fiscal year, in each case stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement, or if Borrower is not in compliance or is in default, stating the nature of non-compliance or default and Borrower’s plan for achieving compliance or curing such default. The certificates furnished within the thirty (30) day period shall be based upon unaudited financial statements and those certificates furnished within the ninety (90) day period of the fiscal year shall be based upon audited financial statements.

7. Exhibit C. Exhibit C attached hereto is hereby substituted for Exhibit C attached to the Loan Agreement.

8. Representations and Warranties. In order to induce the Bank to enter into this Amendment No. 3, the Borrower hereby represents, and warrants and commits to the Bank as follows:

(a)	The Borrower has the corporate power and authority to enter into and perform this Amendment No. 3 and all documents and actions required or contemplated hereunder and thereunder; all corporate actions necessary or appropriate for the execution and performance of this Amendment No. 3 and all documents and actions required or contemplated hereby or thereby have been taken; and the Loan Agreement, as amended hereby, and the other Loan Documents constitute the legal, valid, and binding obligations of the Borrower, enforceable in accordance with their respective terms.

(b)	The Borrower is not in default under or violating any provisions of its Articles of Incorporation or Bylaws, and is not in default under or violating any material provisions of any indenture, mortgage, lien, agreement, contract, deed, lease, loan agreement, note, order, judgment, decree, or other instrument or restriction of any kind or character to which it is a party or by which it is bound, or to which its assets are subject, which default could reasonably be expected to cause a Material Adverse Change; and neither the execution and delivery of this Amendment No. 3 nor compliance with the terms, conditions, and provisions hereof will conflict with or result in the breach of, or constitute a default under, any of the foregoing.

(c)	Neither any Event of Default nor any Default has occurred and now exists.

(d)	Each representation and warranty contained in the Loan Agreement is true and correct as of the date of this Amendment No. 3, except as previously disclosed to the Bank in writing.

(e)	Each financial statement of the Borrower heretofore furnished to the Bank was prepared in conformity with GAAP and, when read together with the notes thereto, presents fairly the financial condition of the Borrower as of such date. There has been no material adverse change in the financial condition or results of operations of the Borrower subsequent to the date of the most recent financial statement furnished to the Bank. Except for Liabilities incurred in the normal course of business and not material in amount (either individually or in the aggregate), Borrower has no liabilities, direct or contingent, that have arisen or been incurred or accrued subsequent to the date of the most recent Financial Statement furnished to the Bank.

4. Conditions Precedent. The agreements of the Bank set forth in this Amendment No. 3 are subject to the satisfaction of the following conditions precedent:

(a)	Documents, Information, Etc. The Bank shall have received all of the following, each dated (unless otherwise indicated) a current date, in Proper Form:

(i)	Documents. Such documents, instruments, certificates and public authority documents as Bank may reasonably require to evidence the status, organization or authority of Borrower and each Material Subsidiary.

(ii)	Confirmation Agreement. A Confirmation Agreement in Proper Form from the Borrower and all other entities which are guarantors.

(iii)	Attorneys’ Fees and Expenses. Evidence that the cost and expenses (including attorneys’ fees) referred to in Section 10.8 of the Loan Agreement, to the extent incurred, shall have been paid in full by the Borrower.

(iv)	Additional Information. The Bank shall have received such additional approvals, information or documents as the Bank or its legal counsel may reasonably request.

(b)	No Default. No Default or Event of Default shall be continuing.

(c)	Representations and Warranties. All of the representations and warranties contained in the Loan Agreement shall be true and correct on and as of the date of this Amendment No. 3 with the same force and effect as if such representations and warranties had been made on and as of such date.

5. Ratification, Etc. The terms and provisions set forth in this Amendment No. 3 shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Amendment No. 3, the terms and provisions of the Loan Agreement and all other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Bank agree that the Loan Agreement as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.

6. Further Assurances. The Borrower will execute and deliver such writings and take such other actions as the Bank may request from time to time to carry out the intent of the Loan Agreement, this Amendment No. 3 and the other Loan Documents and to perfect or give further assurances of any right granted or provided for therein or herein.

7. Survival. All representations and warranties made in this Amendment No. 3 or any other Loan Document including any Loan Document furnished in connection with this Amendment No. 3 shall survive the execution and delivery of this Amendment No. 3 and the other Loan Documents, and no investigation by the Bank or any closing shall affect the representations and warranties or the right of the Bank to rely upon them.

8. Counterparts, Etc. To facilitate execution, this Amendment No. 3 may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby agree that (a) the signature pages taken from separate individually executed counterparts of this Amendment No. 3 may be combined to form multiple fully executed counterparts and (b) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Amendment No. 3 shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

REMAINDER OF PAGE INTENTIONALLY BLANK

THE LOAN AGREEMENT, AS AMENDED HEREBY, THE NOTE OF EVEN DATE HEREWITH AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 effective as of the day and date first above written.

STAKTEK HOLDINGS, INC., a Delaware corporation

By:	/s/ W. Kirk Patterson
W. Kirk Patterson Senior Vice President and Chief Financial Officer

GUARANTY BANK

By:	/s/ Mike McConnell
Mike McConnell Senior Vice President